Exhibit 10.8

ASSET PURCHASE AGREEMENT

by and among

WEBMESSENGER, INC.

a California corporation

(“Seller”)

and

CALLWAVE, INC.

a Delaware corporation

(“Purchaser”)

August 4, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into, effective as of August 4, 2008 (the “Effective Date”), by and between CALLWAVE, INC., a Delaware corporation (“Purchaser”); and WEBMESSENGER, INC., a California corporation (“Seller” and, together with Purchaser and Seller, the “Parties” and individually, a “Party”), with reference to the following facts:

RECITALS:

A. Seller is engaged in the business of delivering mobile messaging software-based products and services, which provide mobile real-time presence, VoIP and collaboration products for instant message connectivity, interoperability, mobility and security, and other features (the “Business”).

B. Purchaser is a provider of value-added messaging and communications services and solutions to individuals and businesses around the globe.

C. Seller is the owner of certain “Transferred Assets” (as defined below). The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which Purchaser shall purchase the Transferred Assets from Seller.

AGREEMENTS:

NOW, THEREFORE, in consideration of and subject to each of the covenants, representations, warranties, terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, the term:

“Agreement” shall have the meaning set forth in the preamble.

“Apptix WM” shall mean Apptix/Webmessenger, Inc., a Delaware corporation.

“Apptix WM Bulgaria” shall mean Apptix WebMessenger Bulgaria EOOD, a limited liability company organized under the laws of Bulgaria and registered with the Department of Companies in the City of Sofia.

“Assignment Agreement” means the Assignment and Assumption of Contracts in the form attached hereto as Exhibit D.

“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

“Babadzhov” shall mean Vladimir B. Babadzhov.

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” shall mean the Bill of Sale attached hereto as Exhibit A.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in Santa Barbara, California are authorized or required by applicable Law or other governmental action to be closed.

“Confidential Information” shall have the meaning set forth in the NDA.

“Consent” shall have the meaning set forth in Section 2.3(a).

“Contract” shall mean any material agreement, contract, commitment, indemnity, lease or license, promise or other undertaking, whether written or oral and whether express or implied, that is binding upon a party hereto.

“Closing” shall have the meaning set forth in Section 6.1.

“Closing Date” shall have the meaning set forth in Section 6.1.

“Closing Payment” shall have the meaning set forth in Section 5.2.

“Damages” shall have the meaning set forth in Section 10.1.

“Deed of Assignment and Transfer” shall mean that certain Deed of Assignment and Transfer in the form attached hereto as Exhibit G.

“Escrow Agent” shall mean The Bank of New York Mellon Corporation, a Delaware corporation.

“Escrow Agreement” shall mean the Escrow Agreement attached hereto as Exhibit B.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 3.2.

“Governmental Authority” shall mean any domestic, foreign or local government, administrative agency, commission, department or other governmental, regulatory or self-regulatory authority.

“Governmental Authorization” shall mean any license, permit, approval, registration or other authorization granted, given or made available by or on behalf of any Governmental Authority.

“Indemnified Parties” shall have the meaning set forth in Section 10.1.

“Indemnity Escrow Amount” shall have the meaning set forth in Section 5.2(c).

“Intellectual Property” shall have the meaning set forth in Section 7.13(a).

“Intellectual Property Rights” shall mean all intellectual property, proprietary, or similar rights, and embodiments thereof, including, without limitation: (i) all inventions, trade secrets, discoveries, the Software and other works of authorship (and all improvements and derivative works thereof, relating thereto or emanating therefrom), including any and all U.S., international, and foreign utility or design patents including, without limit, any applications or rights of priority under any statute or treaty therefor, and any and all provisionals, divisions, renewals, extensions, reissues, continuations, and continuations-in-part thereof; (ii) copyright, copyright registrations, and applications therefor, and all other rights corresponding thereto throughout the world; (iii) any and all trademarks, trade names, and applications therefor throughout the world; and (iv) any and all similar or equivalent rights to the foregoing anywhere in the world.

“Knowledge” shall mean (a) the actual awareness or understanding of a fact or matter, or (b) knowledge of a fact or matter which a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning such fact or matter.

“Law” shall mean any law, regulation, statute, code, decree, order, injunction, judgment, ruling, or arbitral award of any Governmental Authority, court or arbitrator.

“Lien” shall mean any mortgage, easement, pledge, hypothecation, license, option, encumbrance, lien, priority or other security interest or similar restriction.

“NDA” shall have the meaning set forth in Section 12.1.

“Non-Competition Agreement” shall mean the Non-Competition Agreements between Purchaser and Seller in the form of Exhibit C-1 attached hereto, between Babadzhov and Purchaser in the form of Exhibit C-2 attached hereto, and between each Principal and Purchaser in the form of Exhibit C-3 attached hereto.

“Party” and “Parties” shall have the meanings set forth in the preamble.

“Patent Assignment” means an Assignment of Patents in the form attached hereto as Exhibit E.

“Person” means any natural Person, and any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture, estate, trust, union or employee organization or any national, regional or local body of state power, any ministry or department thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any independent regulator) or any other governmental entity, instrumentality, agency, authority, court, corporation, committee or commission under the direct or indirect control of a government.

“Post-Closing Period” shall mean any period beginning on the Closing Date.

“Principal” shall mean each of Joe G. Naylor and George Emilov.

“Pre-Closing Period” shall mean all periods prior to the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private.

“Purchase Price” shall have the meaning set forth in Section 5.1.

“Purchaser” shall have the meaning set forth in the preamble.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s Disclosure Schedule” shall mean the disclosure schedule required to be provided or delivered by Seller pursuant to Article 7 of this Agreement, a copy of which is attached hereto as Schedule 7.

“Seller Financial Statements” has the meaning set forth in Section 7.8.

“Software” shall have the meaning set forth in Section 2.1(a).

“Source Code” shall mean shall mean the version of a computer program that is in a programming language that is understandable by humans and used to generate the Software and shall include any existing programmers’ notes and existing similar documentation, if any.

“Tangible Personal Property” shall have the meaning set forth in Section 2.1(b).

“Trademark Assignment” means a Trademark Assignment in the form attached hereto as Exhibit F.

“Transferred Assets” shall have the meaning set forth in Section 2.1.

“Transferred Contracts” shall have the meaning set forth in Section 2.1(d).

“U.S. GAAP” shall mean the generally accepted accounting principles for financial reporting in the United States.

ARTICLE 2.

PURCHASE AND SALE OF ASSETS

2.1 Assets to be Sold. At the Closing, subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of any Liens, all of Seller’s right, title and interest in and to all of the following (collectively, the “Transferred Assets”):

(a) All Intellectual Property Rights of Seller in and to that certain software product and service sometimes identified as “WebMessenger” that is used in the Business, including but not limited to each and every of the following items pertaining thereto (collectively, the “Software”):

(i) All Source Code for the Software;

(ii) All binaries with respect to the Software;

(iii) All libraries with respect to the Software;

(iv) All XML, HTML, and executables with respect to the Software;

(v) All applications constructed with the Source Code for the Software;

(vi) All documentation describing all or any portion of the Software or the Source Code therefor; and

(vii) All rights in and to all copyrights with respect to the Software.

(b) All equipment, computer hardware, supplies, materials and other items of tangible personal property owned or leased by Seller relating to or used in the Business, including those items included in Schedule 2.1(b) (the “Tangible Personal Property”);

(c) All contract rights of Seller with users of Seller’s Software (the “Customer Contracts”);

(d) All contract rights of Seller under supply and distribution contracts to which Seller is a party (together with the Customer Contracts, the “Transferred Contracts”);

(e) All rights in and to the trademark “WebMessenger” and each other trademark used by Seller to market, promote, distribute or sell the Software;

(f) All of Seller’s accounts receivable, other accounts receivable, work in progress, pending orders, notes receivable and other rights to payment from customers of the Business, including those items included in Schedule 2.1(c) (the “Transferred Receivables”);

(g) All Governmental Authorizations and all pending applications therefor or renewals thereof relating to the foregoing, in each case to the extent transferable to Purchaser;

(h) All claims of Seller against third parties arising with respect to any of the foregoing, including contingent claims;

(i) All of the assets of Seller previously owned by Apptix WM that were transferred to Seller by reason of the merger between Seller and Apptix WM, including all share capital of Apptix WM Bulgaria; and

(j) The goodwill associated with any of the foregoing.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, above, or elsewhere in this Agreement, Seller will retain its right, title and interest in and to all of Seller’s cash and all books and records needed for legal purposes (such other assets, the “Excluded Assets”), and such Excluded Assets shall not be transferred to Purchaser and shall be excluded from the Transferred Assets but Seller shall provide Purchaser with copies of all retained books and records that are necessary or useful for Purchaser to carry on the business of Seller.

2.3 Consents

(a) If there are any orders, permits, consents, approvals or other authorizations (“Consents”) set forth in Section 7.4 of the Seller’s Disclosure Schedule that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Transferred Asset as to which such Consents were not obtained (or otherwise not in full force and effect) (the “Restricted Assets”), Purchaser may waive the closing conditions as to any such Consent and elect to have Seller continue its efforts to obtain the Consents.

(b) If Purchaser elects to have Seller continue its efforts to obtain any Consents and the Closing occurs, notwithstanding Section 2.1 and Section 3.1 hereof, neither this Agreement nor the Assignment Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Assets, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Asset as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Asset, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of the Restricted Asset for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereunder) and designed to have the expenses and services related thereto to be performed by Purchaser. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Asset to Purchaser, and Purchaser shall assume the obligations under such Restricted Asset assigned to Purchaser from and after the date of assignment to Purchaser pursuant to a special-purpose Assignment Agreement substantially similar in terms to those of the Assignment Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Purchaser).

ARTICLE 3.

LIMITED ASSUMPTION OF LIABILITIES

Notwithstanding anything to the contrary contained in this Agreement or any document attached hereto:

3.1 Assumed Liabilities. From and after the Closing, Purchaser will assume and be liable for, and will pay, perform and discharge as they become due, (a) all liabilities and obligations arising after the Closing under the Customer Contracts; (b) any sales tax due related to this Agreement (other than those arising out of or relating to any breaches thereof that occurred prior to the Closing); and (c) any accrued vacation or sick time not yet payable that are owed to employees of Seller that are hired by Purchaser as of the Closing (collectively, the “Assumed Liabilities”).

3.2 Retained Liabilities. Except as set forth in Section 3.1, above, Seller shall retain, and Purchaser is not assuming hereunder, any of the liabilities of Seller arising prior to the Closing Date with respect to the Transferred Assets or Seller’s Business (the “Excluded Liabilities”).

ARTICLE 4.

ASSIGNMENT AND ASSUMPTION

4.1 Assignment and Assumption. Effective upon the Closing, Seller agrees to assign, sell, transfer and set over to Purchaser (a) all of Seller’s right, title, benefit, privileges and interest in and to all of the Transferred Assets (including but not limited to all contracts between Seller and users of Seller’s Software), and (b) all of Seller’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities. Purchaser agrees to accept upon the Closing the foregoing assignment and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Seller to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities. Purchaser will assume no Excluded Liabilities, and the parties hereto agree that all such “Excluded Liabilities” shall remain the sole responsibility of Seller.

ARTICLE 5.

PURCHASE PRICE

5.1 Purchase Price. In consideration of the purchase of the Transferred Assets, Purchaser agrees to (i) assume the Assumed Liabilities, and (ii) pay to Seller an amount equal to Nine Million Dollars ($9,000,000) (the “Purchase Price”), subject to adjustment and offset as set forth in Section 5.2(b) and in ARTICLE 10, below.

5.2 Purchase Price Payment. At the Closing, Purchaser shall:

(a) Closing Payment. Pay to Seller in cash on the Closing Date the sum of Seven Million Two Hundred Thousand Dollars ($7,200,000) (the “Closing Payment”). The Closing Payment shall be made by wire transfer of immediately available funds to the account designated by Seller in a written notice delivered to Purchaser at least one (1) Business Day prior to such date for payment.

(b) Earn-out Amount. Deposit with Escrow Agent an amount of cash equal to Four Hundred Fifty Thousand Dollars ($450,000) (the “Earn-out Amount”), to be held by the Escrow Agent in accordance with the Escrow Agreement and released to Seller or to Purchaser, as applicable in accordance with this Section 5.2(b).

(i) Such Earn-out Amount shall be payable to Seller, within thirty (30) days after December 31, 2008, in an amount equal to the product of (x) $450,000, multiplied times (y) a fraction (but in all events not greater than one (1)), the numerator of which is the amount of Purchaser’s Booked Revenues during the Measuring Period, and the denominator of which is Two Million Dollars ($2,000,000). Any portion of such Earn-out Amount that does not become payable to Seller pursuant to the preceding sentence shall be paid to Purchaser concurrently with the release of any portion of the Earn-out Amount to Seller. Any interest earned on the Earn-out Amount shall be paid to Seller and Purchaser in the same proportion in which the Earn-out Amount is paid to the Parties.

(ii) For purposes of this Section 5.2, the term:

(A) “Booked Revenues” means amounts that customers of Purchaser are obligated to pay to Purchaser for the purchase or license of Purchaser’s “Covered Products” (as defined below) pursuant to signed binding definitive written contracts signed by Purchaser and its customers, and binding purchase or sales orders submitted by Purchaser’s customers and accepted by Purchaser, during the “Measuring Period” and in accordance with Purchaser’s internal controls for acceptance and approval of contracts, purchaser orders and sales orders. Notwithstanding the foregoing, the term “Booked Revenues” shall not include any revenues earned from any contracts or purchase or sales orders, the substantially final terms of which been agreed upon by Purchaser and its customers prior to the commencement of the Measuring Period.

(B) “Covered Products” means products and services sold or licensed by Purchaser, other than its “Internet Answering Machine” product.

(C) “Measuring Period” shall mean the period from August 4, 2008, through December 31, 2008, inclusive.

(iii) No portion of the Earn-out Amount shall be subject to any indemnity claims asserted by Purchaser pursuant to this Agreement.

(c) Indemnity Escrow Amount. Deposit with Escrow Agent an amount of cash equal to One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the “Indemnity Escrow Amount”), to be held by the Escrow Agent in accordance with the Escrow Agreement to secure the performance of Seller’s obligations under this Agreement, including but not limited to indemnification obligations which are notified by Purchaser to Seller within one year from Closing Date. Subject thereto, the balance of the Indemnity Escrow Amount will be released from the escrow upon the expiration of one (1) year from the Closing Date.

(d) All amounts to be deposited with Escrow Agent pursuant to this Section 5.2 shall be made by wire transfer and confirmed as being received by the Escrow Agent to Seller and Seller’s counsel by e-mail and at the e-mail addresses on the signature page of this Agreement.

ARTICLE 6.

CLOSING

6.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Pacific Time, at the offices of Reicker, Pfau, Pyle & McRoy LLP, 1421 State Street, Suite B, Santa Barbara, California 93101 simultaneously with execution and delivery of this Agreement or on such other date, or at such other place, as shall be mutually agreed upon by the Parties. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

6.2 Purchaser’s Closing Actions. At the Closing, Purchaser shall take such actions on its part to consummate the transactions contemplated by this Agreement including (i) the payment of the Closing Payment to Seller in accordance with Section 5.2(a), (ii) the payment of the Earn-out Amount to Escrow Agent in accordance with Section 5.2(b), (iii) the payment of the Indemnity Escrow Amount to the Escrow Agent in accordance with Section 5.2(c), and (iv) the delivery to Seller the following documents duly authorized and executed by Purchaser:

(a) this Agreement;

(b) the Assignment Agreement executed by Purchaser;

(c) the Bill of Sale;

(d) the Deed of Assignment and Transfer;

(e) the Seller Non-Competition Agreement;

(f) the Non-Competition Agreement with Babadzhov; and

(g) a Non-Competition Agreement with each Principal.

6.3 Seller’s Closing Actions. At the Closing, Seller shall take such actions on its part as necessary or appropriate to consummate the transactions contemplated by this Agreement including (i) the transfer of the Transferred Assets and Assumed Liabilities, and (ii) the delivery to Purchaser of the following documents duly authorized and executed by Seller:

(a) a certified copy of resolutions of the Board of Directors and shareholders of Seller, authorizing the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby;

(b) the Assignment Agreement executed by Seller;

(c) the Bill of Sale executed by Seller;

(d) the Patent Assignment;

(e) the Trademark Assignment;

(f) the Deed of Assignment and Transfer;

(g) the Seller Non-Competition Agreement;

(h) the Non-Competition Agreement executed with Babadzhov;

(i) a Principal Non-Competition Agreement with each Principal; and

(j) all other documents, certificates and instruments reasonably deemed by Purchaser or its counsel necessary or desirable to consummate the transactions contemplated hereby.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller’s Disclosure Schedule, Seller represents and warrants to Purchaser, as of Closing, that:

7.1 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted, to own or use the assets that it purports to own or use, to carry on its business as now conducted and to perform all its obligations under this Agreement. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification.

7.2 Authority; Validity. Seller has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.

7.3 No Conflict. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will (a) constitute or result in a violation of any Law; (b) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which Seller is a party or by which its assets are bound; or (c) violate the articles of incorporation or bylaws of Seller.

7.4 Consents and Approvals. Except as set forth in Section 7.4 of the Seller’s Disclosure Schedule, Seller is not required to obtain any Consent of, or required to make any declaration or filing with, any Governmental Authority or any other third party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.5 Title to Transferred Assets. Seller owns, will own at the Closing, and will deliver to Purchaser at the Closing good, valid and transferable title to all of the Transferred Assets, free and clear of any Liens.

7.6 Tangible Personal Property. Each item of Tangible Personal Property included in the Transferred Assets is being transferred on an “AS IS” basis, subject to all faults, if any. To the

Knowledge of Seller, such Tangible Personal Property is suitable for immediate use in the ordinary course of business.

7.7 Tax Matters. Seller has timely paid all taxes payable by it for the Pre-Closing Period, which will have been required to be paid on or prior to the Closing Date, the non-payment of which (a) could result in any Liens on any of the Transferred Assets or could otherwise adversely affect the use of the Transferred Assets; (b) could reasonably be expected to adversely affect Seller’s ability to perform its obligations under this Agreement or under any agreements contemplated hereby; or (c) could reasonably be expected to result in Purchaser becoming liable or responsible therefor. Seller will pay all taxes payable by it with respect to any Pre-Closing Period when due.

7.8 Financial Statements.

(a) Seller has delivered to Purchaser Seller’s Statement of Revenues and Expenses – Income Tax Basis for the period from January 18, 2008, through June 30, 2008 (the “Financial Statements Date”), and Seller’s Statement of Assets, Liabilities and Stockholders’ Equity – Income Tax Basis as of June 30, 2008, together with the compilation report therefor delivered by Milam, Knecht & Warner, LLP (collectively, the “Seller Financial Statements”). The balance sheets referred to in the previous sentence present fairly in all material respects the financial position of Seller on an income tax basis as of the date thereof, and the other financial statements referred to in such sentence present fairly in all material respects the results of Seller’s operations and cash flows on an income tax basis for the respective fiscal periods therein set forth, in each case in accordance with Seller’s methods of accounting consistently applied and consistent with the books and records of Seller. Except for (i) those liabilities that are fully reflected or reserved against on the Seller balance sheet included in the Financial Statements or fully disclosed in the related notes thereto and (ii) liabilities incurred in the ordinary course of business in amounts consistent with past practice since the Financial Statements Date and which are either listed in Section 7.8 of the Seller’s Disclosure Schedule or are not material, individually or in the aggregate, Seller does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or other and whether due or to become due. The books and records of Seller, true and complete copies of which have been previously made available to Purchaser, have been maintained in accordance with good business practices and all applicable Laws and reflect only actual transactions.

(b) Since the Financial Statements Date, there has not been a material adverse change in the financial condition, business prospects, or results of operations of Seller.

7.9 Compliance. Except as otherwise set forth in Section 7.9 of the Seller’s Disclosure Schedule, Seller is and has been in full compliance with, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of, any Law. Seller has not received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person alleging that Seller or the Transferred Assets actually, allegedly, or potentially violate, or fail to comply with, any Law.

7.10 Legal Proceedings. There is no pending or, to the Knowledge of Seller, threatened Proceeding (a) by or against Seller or that otherwise relates to or may affect the Transferred Assets; or (b) that seeks to enjoin or restrict Seller’s ability to consummate the transactions contemplated in this Agreement.

7.11 Contracts. Section 7.11 of the Seller’s Disclosure Schedule sets forth an accurate and complete list of all Contracts relating to the Business (including, without limitation, all Transferred Contracts) to which Seller is a party, including reasonably complete descriptions of each such Contract. Each Transferred Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller and each other Person or entity that has or had any obligation or liability under each Transferred

Contract have been in full compliance with all applicable terms and requirements of such Transferred Contract.

7.12 Solvency. Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this Section, “insolvent” means that the sum of the debts and other liabilities of Seller exceed the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller (a) will be able to pay its liabilities as they become due in the usual course of its business; (b) will not have unreasonably small capital with which to conduct its present or proposed business; and (c) will have assets the aggregate fair market value of which exceeds the amount of its liabilities.

7.13 Intellectual Property

(a) All of Seller’s Intellectual Property Rights included as part of the Transferred Assets (collectively, the “Intellectual Property”) are (i) valid and subsisting, provided that with respect to Seller’s unregistered trademarks, Seller represents only that to its Knowledge, such unregistered trademarks are valid and subsisting, and provided further that Purchaser hereby acknowledges that Seller owns no issued patents, and (ii) not subject to any order, judgment, decree or agreement adversely affecting Seller’s use thereof or rights thereto. Seller has the right pursuant to license, sublicense, agreement or permission to use, in the manner currently used by Seller, all of the Intellectual Property although with respect to Seller’s unregistered trademarks, Seller represents only that to its Knowledge, Seller has the right to use such unregistered trademarks. Immediately after the Closing, Purchaser will have the right to use all of the Intellectual Property, on terms and conditions that are the same as those in effect for Seller immediately prior to the Closing.

(b) Each employee of Seller and each employee of the Apptix WM Bulgaria, and each consultant to Seller and each consultant to Apptix WM Bulgaria that has been involved in the creation or modification of Seller’s Intellectual Property, executed an assignment of inventions agreement in the forms provided to Purchaser, under which such employee or consultant assigned to Seller or to Apptix WM Bulgaria, as applicable, all rights to all inventions and copyrights conceived by such employee or consultant in the course of such employment relationship or engagement with Seller or Apptix WM Bulgaria, as applicable.

(c) There is no material Proceeding pending, asserted or, to the Knowledge of Seller, threatened concerning Seller’s ownership, validity, registrability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(d) Seller has taken reasonable and commercially practicable measures to protect the secrecy, confidentiality and value of the Intellectual Property.

(e) Seller has executed confidentiality and assignment of invention agreements with all of its employees and consultants that participated in the creation of the Intellectual Property.

(f) Neither the Intellectual Property nor any products or services now or heretofore marketed, distributed, or sold by Seller, nor Seller’s use of the Intellectual Property at any time prior to the Closing, did and does infringe (nor has any claim been made that any such action infringes) the patents or other Intellectual Property Rights of others, provided that with respect to Seller’s unregistered trademarks, Seller represents only that to its Knowledge, such unregistered trademarks did not and do not infringe (nor has any claim been made that any such action infringes) the Intellectual Property Rights of others.

(g) There is set forth in Section 7.13(g) of the Seller’s Disclosure Schedule a list of all out-bound licenses that have been granted by Seller or Apptix WM Bulgaria for the use of, and other rights held by any third Person for the use of, the Intellectual Property Rights of Seller or Apptix WM Bulgaria. Except as set forth in Sections 7.11 and 7.13(g) of the Seller’s Disclosure Schedule, no third Person has any rights to use any of the Intellectual Property Rights of Seller or Apptix WM Bulgaria.

(h) There is set forth in Section 7.13(h) of the Seller’s Disclosure Schedule a list of all in-bound licenses that have been granted to Seller or Apptix WM Bulgaria for the use of, and other rights held by Seller or Apptix WM Bulgaria for the use of, the Intellectual Property Rights of any third Person. Except as set forth in Section 7.13(h) of the Seller’s Disclosure Schedule, neither Seller nor Apptix WM Bulgaria has any rights to use any of the Intellectual Property Rights of any third Person.

(i) There is set forth in Section 7.13(i) of the Seller’s Disclosure Schedule a list of (i) all issued patents issued to or beneficially owned by Seller, (ii) all pending patent applications owned by or to which Seller has any rights, (iii) all trademarks registered to or owned or used by Seller (collectively, the “Registered Intellectual Property Rights”). Except as set forth in Section 7.13 of the Seller’s Disclosure Schedule, Seller does not own any Registered Intellectual Property Rights.

7.14 Personal Data. In respect of the personal data (whether automatically or manually recorded) held by the Seller:

(a) The Seller has complied in all material respects with the provisions of the Law.

(b) The Seller has not been served with notice of any violation under the Law.

(c) No requests have been received from data subjects for access to the personal data nor have any complaints been made or concerns raised by such Persons in respect of such data, and no enforcement notices have been served on the Seller and no fact or circumstance exists which might give rise to any such complaint, concern or enforcement notice.

7.15 Apptix WM Bulgaria. Except as otherwise set forth in Section 7.15 of the Seller’s Disclosure Schedule, with regard to Apptix WM Bulgaria:

(a) Organization, Good Standing, and Qualification. Apptix WM Bulgaria is a limited liability company duly organized, validly existing, and in good standing under the laws of Bulgaria and the City of Sofia and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Apptix WM Bulgaria is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of the activities conducted by it requires such qualification.

(b) Capitalization and Voting Rights. The authorized capital of Apptix WM Bulgaria consist of one hundred (100) quota of fifty Bulgarian leva (50 BGN), none of which are certificated (the “Capital Shares”).

(c) Outstanding Capital Shares. Seller owns all of the issued and outstanding Capital Shares of Apptix WM Bulgaria, and all such Capital Shares are duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable laws concerning the issuance of such Capital Shares.

(d) Capitalization. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Apptix WM Bulgaria any shares of its capital interests. Except for the rights listed in Section 7.15(d) of the Seller’s Disclosure Schedule, Apptix WM Bulgaria is not a party or subject to any agreement or understanding, and, to the knowledge of Seller there is no agreement or understanding between any Persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Apptix WM Bulgaria.

(e) No Conflict. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will (i) constitute or result in a violation of any Law; (ii) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which Apptix WM Bulgaria is a party or by which its assets are bound; or (iii) violate the governing corporate documents of Apptix WM Bulgaria.

(f) Consents and Approvals. Except as set forth in Section 7.15(f) of the Seller’s Disclosure Schedule, Apptix WM Bulgaria is not required to obtain any Consent of, or required to make any declaration or filing with, any Governmental Authority or any other third party in connection with the consummation of the transactions contemplated by this Agreement.

(g) Subsidiaries. Apptix WM Bulgaria does not presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other corporation, association, or other business entity. Apptix WM Bulgaria is not a participant in any joint venture, partnership, or similar arrangement.

(h) Tax Matters. Apptix WM Bulgaria has timely paid all taxes payable by it for the Pre-Closing Period, which will have been required to be paid on or prior to the Closing Date, the non-payment of which (i) could result in any Liens on any of the Transferred Assets or could otherwise materially and adversely affect the use of the Transferred Assets; (ii) could reasonably be expected to materially and adversely affect Apptix WM Bulgaria’s ability to perform its obligations under this Agreement or under any agreements contemplated hereby; or (iii) could reasonably be expected to result in Purchaser becoming liable or responsible therefor. Apptix WM Bulgaria will pay all taxes payable by it with respect to any Pre-Closing Period when due.

(i) Valid Issuance. The Capital Shares of Apptix WM Bulgaria owned by Seller and to be transferred in accordance with the terms of this Agreement, are duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under applicable securities laws. At the Closing, Seller shall deliver to Purchaser title to the Capital Shares, free and clear of all Liens arising from any act or omission of or claim against Seller or Apptix WM Bulgaria.

(j) Compliance. Except as otherwise set forth in Section 7.15(j) of the Seller’s Disclosure Schedule, Apptix WM Bulgaria is and has been in compliance, in all material respects, with, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation of any Law. Neither Seller nor Apptix WM Bulgaria has received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person alleging that Apptix WM Bulgaria or the Transferred Assets actually, allegedly, or potentially violate, or fail to comply with, any Law. Apptix WM Bulgaria possesses all certificates of authority and all other governmental authorizations, licenses, franchises and permits, as are necessary for it to engage in the business and operations currently conducted.

(k) Legal Proceedings. There is no pending or, to the Knowledge of Seller or Apptix WM Bulgaria, threatened Proceeding (i) by or against Apptix WM Bulgaria or that otherwise relates to or may affect the Transferred Assets; or (ii) that seeks to enjoin or restrict Seller’s ability to consummate the transactions contemplated in this Agreement.

(l) Financial Statements. The Seller has delivered or made available to Purchaser financial statements that fairly present the cash items of income and expense recognized by Apptix WM Bulgaria for the periods January 5, 2008 through May 30, 2008. Apptix WM Bulgaria does not have any liabilities of any kind or nature, contingent or otherwise, as of the Closing Date, other than liabilities incurred in the ordinary course of business (all of which shall be borne by Seller and paid to Purchaser within five (5) business days following demand except for any liability for employee accrued vacation or sick time which shall not exceed thirty thousand dollars ($30,000), the liability for such employee accrued vacation and sick time shall remain a liability of, and shall be discharged by, Apptix WM Bulgaria).

(m) Debt. Apptix WM Bulgaria has no outstanding indebtedness for borrowed money and is not a guarantor or otherwise contingently liable for any such indebtedness. There exists no default under the provisions of any instrument evidencing any such indebtedness or of any agreement relating thereto.

(n) Employees, Labor Matters. Except as otherwise set forth in Section 7.15(n) of the Seller’s Disclosure Schedule: (i) Apptix WM Bulgaria is not a party to any employment or consulting agreements, compensation, bonus or deferred compensation agreement, incentive or profit sharing plans or arrangements of any kind; and (ii) Apptix WM Bulgaria employs a total of thirty-three (33) full-time employees, and, to the Knowledge of Seller, Seller and Apptix WM Bulgaria generally enjoy good employer-employee relationships. Apptix WM Bulgaria is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Section 7.15(n) of the Seller’s Disclosure Schedule sets forth a complete list of each officer and employee of Apptix WM Bulgaria. The employees designated on Section 7.15(n) of the Seller’s Disclosure Schedule, if any, as the “Seller Retained Employees” shall, prior to the Closing Date, be terminated by Apptix WM Bulgaria.

(o) Corporate Records, Copies of Documents. The books and records of Apptix WM Bulgaria contain true and complete records of all meetings (and consents in lieu of meeting of) and any material actions taken by, its owner, its director and general managers, and committees, if any, of Apptix WM Bulgaria as required by applicable Law. The copies of the books and records of Apptix WM Bulgaria made available to Purchaser are true and complete copies.

(p) Bank Accounts and Powers of Attorney. Set forth in Section 7.15(p) of the Seller’s Disclosure Schedule is an accurate and complete list of: (i) the name of each bank or other financial institution in which Apptix WM Bulgaria has an account, credit line, lockbox or safe deposit box, the relevant account or other identifying number thereof, and the names of all Persons authorized to draw thereon or who have access thereto, as the case may be, and (ii) the names of all Persons, if any, holding powers of attorney from Apptix WM Bulgaria and a summary of the terms thereof.

7.16 Brokers or Finders. Except as disclosed on the Seller’s Disclosure Schedule, Seller has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:

8.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.

8.2 Authority; Validity. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.

8.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby will (a) to the Knowledge of Purchaser, constitute or result in a violation of any Law; (b) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which Purchaser is a party or by which its assets are bound; or (c) violate the articles of incorporation or corporate regulations of Purchaser.

8.4 Consents and Approvals. Purchaser is not required to obtain any Consent of, or required to make any declaration or filing with, any Governmental Authority or any third party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.5 Legal Proceedings. There is no pending or threatened Proceeding that seeks to or is expected to (a) enjoin or restrict Purchaser’s ability to consummate the transactions contemplated in this Agreement or (b) materially prevent, materially delay or make illegal the consummation of the transactions contemplated by this Agreement.

8.6 Brokers or Finders. The Purchaser has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE 9.

ADDITIONAL COVENANTS

9.1 Best Efforts; Government Approvals. Each Party shall use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to: (a) consummate and make effective as promptly as practicable the transactions contemplated hereby; and (b) obtain any required approvals, consents or other authorizations as promptly as practicable. The Parties shall cooperate with each other in preparing, submitting and filing, as expeditiously as possible, all applications, notifications and report forms as may be required by applicable law with respect to the transactions contemplated by this Agreement.

9.2 Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing:

(a) Capital Shares of Apptix WM Bulgaria. The parties hereby acknowledge the ownership of Apptix WM Bulgaria (i.e., through ownership of its Capital Shares) will need to be registered in the name of Purchaser in the Bulgarian Commercial Registry after the Closing, and agree that (i) Seller (A) shall not cause or permit title thereto to be transferred to any Person other than Purchaser, and shall not grant to any Person other than Purchaser any proxy or other rights with respect to such Capital Shares, and (B) shall hold and turn over to Purchaser, upon receipt, any distributions received by Seller on or after the Closing with respect to the Capital Shares, and (ii) together with Purchaser their best efforts to cause title to the Capital Shares to be registered in the name of Purchaser as promptly as reasonably practicable after the Closing.

(b) Limitations Upon Power of Attorney to Assen Lyubenov Kanev. Seller agrees that upon the Closing, Seller and Purchaser shall deliver to Assen Lyubenov Kanev a written instruction that (i) he may exercise the powers granted under the existing power of attorney with respect to the shares of Apptix WM Bulgaria only with the prior express written consent of Purchaser and (ii) Purchaser shall be entitled to revoke such power of attorney upon delivery of a written revocation to Assen Lyubenov Kanev.

9.3 Payment of Excluded Liabilities. Seller shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities.

9.4 Post-Closing Delivery of Consolidated Financial Statements. As promptly as reasonably practicable after the Closing (and in all events within thirty (30) days thereafter), Seller shall prepare and cause its chief financial officer to certify and deliver to Purchaser consolidated statements of revenue and expenses for the period ending July 31, 2008, and a consolidated statement of assets, liabilities, and stockholders’ equity as of July 31, 2008 (the “July 2008 Financial Statements”), for Seller’s United States operations, prepared in each instance in a manner consistent with the methods of accounting used in preparing the Seller Financial Statements. Seller hereby represents and warrants that:

(a) The balance sheets included as part of the July 2008 Financial Statements shall present fairly in all material respects the financial position of Seller as of the date thereof, and the other financial statements included as part of the July 2008 Financial Statements, shall present fairly in all material respects the results of Seller’s operations and cash flows for the respective fiscal periods therein set forth, in each case in accordance with Seller’s methods of accounting consistently applied and consistent with the books and records of Seller; and

(b) Except for (i) those liabilities that are fully reflected or reserved against on the Seller balance sheet included in the July 2008 Financial Statements or fully disclosed in the related notes thereto and (ii) liabilities incurred in the ordinary course of business in amounts consistent with past practice between July 31, 2008, and the Closing Date and which Seller shall list in written statement delivered to Purchaser with the July 2008 Financial Statements (none of which shall be material, individually or in the aggregate), Seller has not incurred and shall not incur between the Financial Statements Date and the Closing Date any liabilities or obligations of any nature, whether absolute, accrued, contingent or other and whether due or to become due.

9.5 Post-Closing Delivery of Consents. As promptly as reasonably practicable following the execution of this Agreement, and in all events within thirty (30) days, and except to the extent waived by Purchaser in writing, Seller shall procure the consents of all counterparties to Seller’s Contracts whose consent is required in order for such Contracts to be assigned to Buyer hereunder.

ARTICLE 10.

INDEMNIFICATION

10.1 Indemnification by Parties

(a) Seller shall indemnify and hold harmless Purchaser and its affiliates, officers, directors, employees, agents and other representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all loss, liability, claim, damage and expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (but specifically excluding incidental or consequential damages) (collectively, “Damages”) arising from or in connection with:

(i) any breach of any representation or warranty made by Seller in this Agreement, the Seller’s Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

(ii) any breach of any representation or warranty made by Seller in this Agreement, other than any such breach that is expressly identified in a waiver executed and delivered by Purchaser;

(iii) any liability arising out of the ownership or operation of the Transferred Assets, or any service provided by Seller, prior to the Closing Date;

(iv) all debts, liabilities, and obligations of Apptix WM Bulgaria arising with respect to the operation of Apptix WM Bulgaria prior to the Closing Date;

(v) any Excluded Liabilities;

(vi) any breach by Seller of any of its covenants under this Agreement; and

(vii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

(b) Purchaser shall indemnify and hold harmless Seller and its affiliates, officers, directors, employees, agents and other representatives (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any and all loss, liability, claim, damage and expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (but specifically excluding incidental or consequential damages) arising from or in connection with:

(i) any breach of any representation or warranty made by Purchaser in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement;

(ii) any liability arising in the Post Closing Period out of Purchaser’s ownership or operation of the Transferred Assets following the Closing, or any service provided by Purchaser in the Post Closing Period and all Assumed Liabilities; and

(iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

(c) Except for claims based upon the fraudulent conduct of a Party, the indemnification rights contained herein shall be the sole and exclusive remedy for any matter, event, act or failure to act which would constitute a breach of this Agreement by any party hereto.

10.2 Time Limitations.

(a) If the Closing occurs, (a) Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 7.2, 7.5, 7.7, and 7.13, unless on or before the expiration of fifteen (15) months following the Closing Date Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; (b) Seller will have no liability (for indemnification or otherwise) with respect to a breach of the representations and warranties in Sections 7.2, 7.5, and 7.13, unless on or before the expiration of the statute of limitations applicable to such claim, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; (c) Seller will have no liability (for indemnification or otherwise) with respect to a breach of the representation and warranty in Section 7.7, unless on or before the expiration of sixty (60) days following the expiration of the statute of limitations applicable to such claim, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser.

(b) If the Closing occurs, Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of fifteen (15) months following the Closing Date Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.3 Use of Indemnity Escrow Amount; Damage Limitations. Any obligation of the Seller under Section 10.1(a) shall initially be satisfied from the funds held in escrow with the Escrow Agent. To the extent such funds are insufficient to satisfy an amount payable to Purchaser under this Article 10, Seller shall be responsible for paying the balance to Purchaser within ten (10) Business Days following written notice from Purchaser to Seller of such determination, provided, however, that except for claims of fraud, Seller’s liability for Damages for any reason shall not exceed the Indemnity Escrow Amount.

10.4 Procedure For Indemnification—Third Party Claims

(a) Promptly after receipt by an Indemnified Party under Section 10.1 of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against a Party under such Section (such Party being referred to herein as the “Indemnifying Party”), give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any Proceeding referred to in Section 10.1(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and shall assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith pursuant to an opinion of counsel would be unethical, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), and the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this ARTICLE 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding. No compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (not to be unreasonably withheld) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Indemnified Party and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. So long as the Indemnified Party is defending and indemnifying the Indemnified Party, both the Indemnified Party and the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding and the Indemnifying Party shall be relieved of any further obligations hereunder with a respect thereto and the Indemnifying Party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) The Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

10.4 Procedure For Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the Indemnifying Party as provided herein.

10.5 Indemnification In Case Of Strict Liability Or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 10 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAW (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE 11.

TAX MATTERS

11.1 Tax Cooperation. Purchaser and Seller hereby agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 11.1.

11.2 Allocation of Taxes

(a) Seller shall be responsible for and shall indemnify Purchaser against all taxes arising by reason of or attributable to the Transferred Assets, or their use, operation, and transactions with respect thereto during or with respect to the Pre-Closing Period.

(b) Purchaser shall be responsible for and shall indemnify Seller against all taxes arising by reason of or attributable to the Transferred Assets, or their use, operation, and transactions with respect thereto during or with respect to the Post-Closing Period.

(c) All personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes some portion of the Pre-Closing Period and some potion of the Post-Closing Period shall be apportioned between Purchaser and Seller based on the number of days of such taxable period included in the applicable Pre-Closing Period and the number of days of such taxable period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such taxes that are attributable to the Pre-Closing Period, and Purchaser shall be liable for the proportionate amount of such taxes that are attributable to the Post-Closing Period.

(d) All taxes relating to, resulting from or arising out of the transfer of Seller’s assets to Purchaser as contemplated in this Agreement (other than sales or transfer taxes which shall be borne by the Purchaser) shall be borne by the Party on whom the tax is imposed by the relevant tax office or agency of any governmental unit, and each Party covenants and agrees to pay such taxes prior to delinquency. As illustrative and not exhaustive examples of the preceding sentence Seller shall bear the responsibility of paying the capital gains tax imposed.

ARTICLE 12.

CONFIDENTIALITY; MUTUAL PUBLICITY RIGHTS

12.1 Confidentiality. This Agreement, its negotiation, and any information disclosed relating to the underlying transaction is strictly confidential and subject to the Nondisclosure Agreement between the Parties dated as of April 25, 2008 (the “NDA”). Notwithstanding the aforementioned, upon the Closing, (i) Seller may, if required, file a copy of this Agreement on Form 8-K, and (ii) Seller and Purchaser each may issue a press release announcing, or otherwise publicly announce (including by filing a Current Report on Form 8-K or an oral announcement at, for example, an earnings conference call), such execution or Closing subject to the other Party being provided a meaningful opportunity to review, comment upon and approve such Party’s press release or other public announcement, such approval not to be unreasonably withheld.

12.2 Effect of Disclosure. A Party disclosing Confidential Information (“Disclosing Party”) is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party (“Receiving Party”), regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE 13.

MISCELLANEOUS

13.1 Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (c) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the date on which deposited with a regulated public carrier or nationally recognized overnight commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the Party for whom intended at the address set forth on the signature page of this Agreement, or such other address, notice of which has been delivered in a manner permitted by this Section 13.1.

13.2 Entire Agreement. All Exhibits and Schedules hereto (attached hereto and as executed) shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements and arrangements, whether written or oral, that may exist between the Parties with respect to the subject matter hereof except for the NDA, which shall remain in full force and effect with respect to the “Confidential Information” described therein and shall co-exist with this Agreement. This Agreement may not be amended, supplemented or otherwise modified except by a writing duly executed by Purchaser and Seller.

13.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties, provided however, that Purchaser may assign this Agreements or portions thereof to its affiliates or subsidiaries without the consent of Seller.

13.4 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

13.5 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. A copy of this Agreement that is executed by a Party and transmitted by that Party to the other Party by facsimile or email shall be binding upon the signatory to the same extent as a copy hereof containing the signing Party’s original signature.

13.6 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

13.7 Further Assurances. From and after the Closing, each Party covenants and agrees to make, execute, and deliver such documents and instruments, and to take such further actions, as may be necessary or convenient for effectuating the Transactions contemplated by this Agreement.

13.8 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles. Any dispute relating to or arising out of or in connection with this Agreement shall be resolved in the courts of Santa Barbara, California, with exclusive original jurisdiction in the County of Santa Barbara, California.

13.10 Expenses. All fees and expenses (including fees of counsel, accountants and other advisors) incurred by any Party in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby shall be borne by such Party.

[Signatures appear on following page.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

“Seller:” WEBMESSENGER, INC., a California corporation By /s/ Vladimir B. Babadzhov Vladimir B. Babadzhov, its Chief Executive Officer	“Purchaser:” CALLWAVE, INC., a Delaware corporation By /s/ Jeffrey M. Cavins Jeffrey M. Cavins, Chief Executive Officer

Address and Facsimile No. for Notices:

WebMessenger, Inc.

9444 Haines Canyon Avenue

Tujunga, CA 91024

Telephone No.: (818) 352-7800

Facsimile No.: (818) 352-5445

Email: val@webmessenger.com

With a copy to:

M. Sean McMillan, Esq.

Greenberg Traurig LLP

2450 Colorado Avenue

Suite 400E

Santa Monica, California 90404

Telephone No.: (310) 586-7700

Facsimile No.: (310) 586-7800

Email: mcmillan@gtlaw.com

Date

Address and Facsimile No. for Notices:

CallWave, Inc.

ATTN: Chief Financial Officer

136 West Canon Perdido, Suite A

Santa Barbara, CA 93101

Telephone No.: (805) 690-4035

Facsimile No.: (805) 456-6413

Email: Mark.Stubbs@callwave.com

With a copy to:

Michael E. Pfau, Esq.

Reicker, Pfau, Pyle & McRoy LLP

1421 State Street, Suite B

P.O. Box 1470

Santa Barbara, CA 93102-1470

Telephone No.: (805) 966-2440

Facsimile No.: (805) 966-3320

Email: mpfau@rppmh.com